Exhibit 99.1

Oragenics Announces the Exercise of All Outstanding Warrants from December 2005 Private Financing Round

FOR IMMEDIATE RELEASE

ALACHUA, FL (January 16, 2007) – Oragenics, Inc. (AMEX:ONI) announced today that all outstanding warrants associated with its December 2005 private financing round have been exercised bringing a total of $832,500 into the company. When combined with existing cash, this additional funding, reduced by a current monthly burn rate estimated at $160,000, is expected to result in the company having sufficient funding to last through the third quarter 2007.

Dr. Robert Zahradnik, Oragenics’ president and CEO stated, “We appreciate the confidence and support for the company expressed by the December 2005 warrant holders. On a fully diluted basis, the exercise of these warrants has caused no additional dilution to current shareholders, and will help fund our development programs, including our novel antibiotic, MU1140™, and the IVIAT™ technology recently obtained as part of the iviGene acquisition.” Additional funding will be necessary to further exploit all of the product opportunities currently under development and to continue the company’s operations in the future.

About Oragenics

Oragenics, Inc. is a biopharmaceutical company with a pipeline of proprietary technologies. The Company has a number of products in discovery, preclinical and clinical development, with a concentration in two main therapeutic areas: infectious disease and oncology. Oragenics’ core pipeline includes products for use in the treatment of dental and periodontal infectious diseases, systemic bacterial infections and obesity. In the discovery stage are three platform technologies for identifying biomarkers of infection, cancer and autoimmune diseases and for the solid state synthesis of bioactive peptides including small molecule antibiotics.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics' current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe," "expect," "anticipate," "intend," "estimate," "project" and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to our ability to fund our future operations and successfully develop and commercialize products using the iviGene proprietary technologies and those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-QSB and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:

Oragenics, Inc.

Robert T. Zahradnik, 386-418-4018 X222

www.oragenics.com